EXHIBIT 99.1

NASDAQ: NSIT

Insight Enterprises Acquires Inspire11 to Expand AI and Business Transformation Capabilities

Award-winning technology firm deepens data, AI, and custom solutions expertise to advance Insight’s Solutions Integrator strategy and unlock greater client value

CHANDLER, Ariz., October 1, 2025 – Insight Enterprises, Inc. (Nasdaq: NSIT) today announced its acquisition of Inspire11, a Chicago-based business transformation and technology delivery firm, strengthening its ability as the leading Solutions Integrator to solve a critical industry challenge: delivering measurable ROI from AI technologies. Inspire11 helps organizations accelerate growth and scale their AI investments by uniting strategy, technology, and human-centered innovation to create lasting business impact.

According to a recent MIT study, 95% of generative AI pilots fail to deliver any measurable business value — highlighting a growing disconnect between investment and returns. In stark contrast, Inspire11 has established a strong growth trajectory by prioritizing measurable client outcomes, a strategy that has generated billions of dollars in value for its clients. With Inspire11’s advanced technology delivery capabilities, deep data expertise, and outcome-driven approach, Insight is well-positioned to help clients close the AI gap by turning bold ideas into tangible business impact and real-world transformation.

“Clients need a partner to close the gap between AI hype and business results, and this acquisition builds on our proven success in integrating services-led companies to do just that,” said Joyce Mullen, president and CEO of Insight. “Combining Inspire11’s outcome-driven solutions approach with Insight’s global scale and technical expertise will be the key to helping our clients unlock the true value of AI.”

Inspire11 and Insight will help clients not only design transformation roadmaps but also build and implement AI solutions that drive value.

Alban Mehmeti, CEO and co-founder of Inspire11, said: “At Inspire11, we’ve always believed that client success comes first. Joining our elite forces with Insight lets us live that belief at an even greater scale. Together, we can help organizations reimagine what’s possible with AI, and then actually bring it to life with speed, precision, and impact. What excites me most is that we’re building a true elite, end-to-end partner, one that designs bold strategies, delivers with velocity, and empowers clients to sustain their success long after we leave the room.”

Founded in 2016, Inspire11 has a strong track record of growth:

•Billions of dollars in ROI for clients across industries.
•A suite of 30+ proven, enterprise-grade AI accelerators for deployment of common opportunities.

•A proprietary, enterprise-grade AI platform specifically designed to accelerate end-to-end technology modernization, delivering up to an 80% increase in velocity and an 80% reduction in infrastructure setup time.
•Nearly 400 highly experienced professionals who will join Insight’s global team.
•A robust client portfolio of Fortune 1000 companies, spanning industries such as financial services, healthcare, and industrials.
•Recognition by Inc. 5000 as one of America’s fastest-growing companies for five consecutive years.
•A 9.4/10 Net Promoter Score (NPS), reflecting a strong and referenceable track record with enterprise clients

About Insight

Insight Enterprises, Inc. is a global Fortune 500 Solutions Integrator helping accelerate transformation by unlocking the power of people and technology. We architect, build, and manage solutions for complex IT environments. Our digital transformation services include deep expertise in cloud, data, AI, cybersecurity, and intelligent edge, augmented by longstanding relationships with 6,000+ technology partners. By quickly and effectively delivering best-fit solutions, we help our clients simplify modern business processes to improve customer and work experiences, business intelligence, efficiency, and growth. We’re rated as a Great Place to Work, a Forbes World’s Best Employer and a Fortune World’s Best Workplace. Discover more at insight.com. NSIT-M

About Inspire11

Inspire11 is a next-generation consulting firm built for adaptability. The company helps organizations reimagine what’s possible, accelerate growth through the power of AI and human ingenuity, and create impact that compounds over time. This work often includes redefining how industries operate, creating new revenue streams, and unlocking portfolio value.

With operations across five U.S. markets, global delivery capabilities, and an exclusive network of talent in the Balkans, Inspire11 combines human ingenuity with intelligent systems to enable faster decisions, smarter solutions, and continuous growth. The firm has been recognized as a Best Workplace and named to the Inc. 5000 list of Fastest Growing Companies for five consecutive years, among other accolades. Learn more at www.inspire11.com.

Media Contact

TRACEY WORKMAN
INSIGHT ENTERPRISES
TEL. (781) 366-1789
EMAIL: TRACEY.WORKMAN@INSIGHT.COM